Exhibit 10.3

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is effective as of January 26, 2017, by and among Approach Resources Inc., a Delaware corporation (the “Company”), and J. Curtis Henderson, an individual residing in the state of Texas (“Employee”).

RECITALS

WHEREAS, Employee and the Company are parties to that Employment Agreement between Employee and Company, effective January 1, 2011 (the “Employment Agreement”);

WHEREAS, the parties wish to amend the Employment Agreement, as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree to the following terms:

SECTION 1.	Amendments to the Employment Agreement. The Employment Agreement shall be amended as follows:.

1.1Section 7(d)(i).  Section 7(d)(i) is hereby amended and restated in its entirety to read as follows:

“(i)

on the earliest date between 20 and 60 days following Employee’s Separation from Service when the Release described in subparagraph 10(a) has become fully enforceable and irrevocable, a lump sum in cash equal to 200% of the greater of (A) the then-current Base Salary, and (B) the Base Salary at any time within two years immediately before the Separation from Service; and”

1.2Section 7(e)(i).  Section 7(e)(i) is hereby amended and restated in its entirety to read as follows:

“(i)

on the earliest date between 20 and 60 days following Employee’s Separation from Service when the Release described in subparagraph 10(a) has become fully enforceable and irrevocable, a lump sum in cash equal to 200% of the greater of (A) the then-current Base Salary, and (B) the Base Salary at any time within two years immediately before the Separation from Service; and”

1.3Section 8(b)(i)-(ii).  Sections 8(b)(i)-(ii) are hereby amended and restated in its entirety to read as follows:

“(i)

on the earliest date between 20 and 60 days following Employee’s Separation from Service when the Release described in subparagraph 10(a) has become fully enforceable and irrevocable, a lump sum in cash equal to 200% of the greater of (A) the then-current Base Salary, and (B) the Base Salary at any time within two years immediately before the CIC Effective Date; and

(ii)	on or before the 60th day following Employee’s Separation from Service, a lump sum in cash equal to 200% of the average of any Bonuses received by Employee from the Company in the two years before the CIC Effective Date; and”
SECTION 2.	Miscellaneous

2.1.Scope of Amendment.The parties amend the Employment Agreement solely to the extent provided above, and in all other respects it shall continue in full force and effect.

2.1.Counterparts.  This Amendment may be executed in counterparts, and all parties need not execute the same counterpart.  Facsimiles or other electronic transmission (e.g., pdf) will be effective as originals.

2.2.Headings.  The headings, captions, and arrangements used in this Amendment are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms of this Amendment, nor affect the meaning thereof.

2.3.Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date first written above.

EMPLOYEE:

__/s/      J. Curtis Henderson_____________

Name:	J. Curtis Henderson

COMPANY:

APPROACH RESOURCES INC.

A Delaware Corporation

By:__/s/ J. Ross Craft___________________

Name:	J. Ross Craft
Title:	Chairman and Chief Executive Officer

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